Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact: Brad Pogalz (952) 887-3753

Douglas A. Milroy Named to Donaldson Company Board of Directors

MINNEAPOLIS (Jan. 29, 2016) — Donaldson Company, Inc. (NYSE: DCI) today announced that Douglas A. Milroy has been appointed to its Board of Directors, effective March 18, 2016.

Milroy, 56, is chairman and chief executive officer of G&K Services, Inc. (NASDAQ:GK), a service-focused market leader of branded uniform and facility services programs. Prior to becoming chief executive officer of G&K Services in 2009, he served as the company’s president of Direct Purchase and Business Development.

Before joining G&K Services in 2006, Milroy held senior management positions with Ecolab, Inc., FMC Corporation, and McKinsey & Company. He earned a bachelor’s degree from the University of Minnesota and an MBA from the Harvard Business School.

“The team at G&K has built an outstanding track record,” said Tod Carpenter, president and chief executive officer of Donaldson. “Doug’s extensive experience related to profitably growing businesses throughout his career will provide us with valuable perspective to assist us in achieving our growth goals at Donaldson. I am very excited to have Doug join our Board of Directors.”

About G&K Services, Inc.

G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, MN, G&K Services has 8,000 employees serving approximately 170,000 customer locations from 165 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GK and is a component of the Standard & Poor’s SmallCap 600 Index. For more information, visit www.gkservices.com.

About Donaldson Company

Founded in 1915 and based in Bloomington, MN, Donaldson (NYSE: DCI) is a global leader in the filtration industry with approximately 140 sales, manufacturing and distribution locations in 44 countries. Donaldson’s innovative filtration technologies improve people’s lives, enhance Customers’ equipment performance and protect the environment. For more information, visit www.Donaldson.com.

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